      YEARLY RENEWABLE TERM REINSURANCE AGREEMENT, Effective March 1, 1996

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                                   (Worcester)

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                             (Hartford, Connecticut)

      YEARLY RENEWABLE TERM REINSURANCE AGREEMENT, Effective March 1, 1996

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                                   (Worcester)

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                             (Hartford, Connecticut)

                                      INDEX

                                                ARTICLE          PAGE
Access to Records                                    11           12
Arbitration                                          15           13
Automatic Reinsurance                                 3            2
Basis of Reinsurance                                  3            2
Claims                                                5            6
Currency                                             13           12
DAC Tax Regulation                                    7           10
Definitions                                           2            1
Delays                                               12           12
Effective Date                                       16           14
Errors                                               12           12
Extra Contractual Obligations                         9           11
Facultative Reinsurance                               3            3
General Provisions                                    3            3
Integration                                          18           15
Insolvency                                           14           13
Liability of Connecticut General                      4            4
Notices                                              17           15
Offset                                               10           12
Omissions                                            12           12
Payments in Excess of Policy Limits                   9           11
Parties to the Agreement                              1            1
Premium Accounting                                    6            7
Recapture                                             8           11
Reinsurance Premiums                                  6            7
Retention                                             8           11
Term and Termination                                 16           14

                                    SCHEDULES

A Policy and Rider Forms Subject to this Agreement
B Retention of First Allmerica Financial
B Automatic Reinsurance in Connecticut General
C Schedule of Premium Rates and Supplemental Benefits

                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                      (Hereinafter called First Allmerica)

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                    (Hereinafter called Connecticut General)

                                    ARTICLE 1

PARTIES TO THE AGREEMENT

         This Agreement is solely between First Allmerica Financial and Connecticut General. It shall not create any right, interest or legal relationship to or with anyone other than First Allmerica Financial or Connecticut General, including without limitation, any insured individual, beneficiary, policy owner, applicant, or assignee under any Policy issued by First Allmerica Financial.

                                    ARTICLE 2

DEFINITIONS

         "Agreement"                 Agreement shall include this document and
                                     all schedules, exhibits and amendments
                                     identified in the Table of Contents and/or attached hereto.

         "Claim" Claim shall mean loss or losses sustained by any Insured Individual for which coverage is sought under any Policy reinsured pursuant to this Agreement.

         "Effective Date"            Effective Date is the date First
                                     Allmerica Financial and Connecticut General enter into this Agreement as outlined in
                                     ARTICLE 16.

         "Insured Individual"        A person eligible for benefits
                                     under the Policy forms reinsured pursuant to this Agreement and included on SCHEDULE
                                     A.

         "Jumbo Risk"                For the purpose of this Agreement, a
                                     jumbo risk is one with respect to which
                                     commonly accepted underwriting evidence of insurability indicates that the proposed insured's total life insurance in force and applied for from all insurers exceeds the amounts outlined on SCHEDULE B.

         "Policy" The Policy underwritten and issued and/or amended by First Allmerica Financial to an Insured Individual and Rider issued by First Allmerica Financial shall be identified on SCHEDULE A.

                                    ARTICLE 3

BASIS OF INSURANCE

         The reinsurance shall be on the yearly renewable term basis.

AUTOMATIC REINSURANCE

         On or after the Effective Date of this Agreement, First Allmerica Financial shall cede and Connecticut General shall accept life reinsurance of First Allmerica Financial's liability subject to the following:

                  the Policy forms underwritten and issued by First Allmerica Financial shall be identified on SCHEDULE A; and

                  the Policy forms assumed and retroceded by First Allmerica Financial that were underwritten and issued by Allmerica Financial Life Insurance and Annuity Company, a subsidiary of First Allmerica Financial, shall be identified on SCHEDULE A; and

                  the Policy forms assumed and retroceded on SCHEDULE A shall be based on First Allmerica Financial's underwriting rules and practices that were reviewed with and approved by Connecticut General as of the Effective Date of this Agreement;

                  First Allmerica Financial's issue and Retention Limit and Connecticut General's Maximum Liability for each Insured Individual shall be as set forth on SCHEDULE B and First Allmerica Financial must retain its maximum retention limit for the policy; and

                  the total amount of insurance, including base policy and any term riders on the life of an Insured Individual in force or being applied for in all insurance companies shall not exceed the Jumbo Risk Limits set forth on SCHEDULE B; and

                  such reinsurance is not being submitted on any reinsurer on a facultative basis; and

                  the terms, conditions and restrictions contained in this Agreement.

FACULATIVE REINSURANCE

         For any Policy that exceeds the limits set forth on SCHEDULE B or for any Policy that will be issued that is not based on the underwriting guidelines, limits and rules provided for in the Automatic Reinsurance section of this Article, First Allmerica Financial shall submit such reinsurance coverage proposal to Connecticut General for consideration. The information to be submitted to Connecticut General shall be on such form acceptable to Connecticut General and shall include any and all underwriting information required by Connecticut General.

         No reinsurance coverage for the Policy described in the immediately preceding paragraph shall be provided by Connecticut General unless and until a written offer is provided to First Allmerica Financial setting forth the terms and conditions upon which Connecticut General will provide coverage and First Allmerica Financial provides written acceptance of those terms and conditions. Written acceptance by First Allmerica Financial must take place within one hundred twenty (120) days or within the time period set forth in Connecticut General's written offer, if different. Any change to the terms of Connecticut General's written offer that are requested by First Allmerica Financial shall require the acceptance in writing of Connecticut General. The agreed reinsurance coverage shall then take effect as of the date of Connecticut General's written offer unless the parties agree otherwise in writing.

GENERAL PROVISIONS

         The Policy forms identified on SCHEUDLE A were reviewed and approved by Connecticut General prior to the Effective Date of this Agreement. First Allmerica Financial shall provide written notice to Connecticut General of its intention to issue new or revised Policy forms if it intends such forms to be covered under this Agreement. Connecticut General shall be entitled to thirty (30) calendar days following receipt of such notice in which to review such new or revised forms; provided, however, that Connecticut General shall be deemed to have approved any changes in Policy forms that are mandated by a State Insurance Department. If Connecticut General fails to provide written notice within the thirty (30) calendar day review period of its decision to deny approval, Connecticut General shall be deemed to have provided approval on the basis that First Allmerica Financial requested.

         First Allmerica Financial shall provide written notice to Connecticut General of any revisions in the underwriting rules and practices of First Allmerica Financial. Connecticut General shall be entitled to thirty (30) calendar days following receipt of such notice in which to review such revised rules and/or practices. If Connecticut General fails to provide written notice within the thirty (30) calendar day review period that the revised rules and/or practices are not acceptable, the revised rules and/or practices shall be deemed to be acceptable to Connecticut General.

         First Allmerica Financial shall notify Connecticut General in writing within ninety (90) calendar days of any change in any Policy reinsured under this Agreement which affects the underwriting classification of the Policy and/or exceeds the limits on SCHEDULE B. Connecticut General shall be entitled to thirty (30) calendar days following receipt of such notice in which to review the change in underwriting classification of the Policy and/or limits of the Policy. If Connecticut General fails to provide written notice within the thirty
         (30) calendar day review period that it will not accept the change in the Policy which affects the underwriting classification and/or the limits which exceed the limits set forth on SCHEDULE B, the change(s) shall be deemed to be acceptable to Connecticut General.

         Connecticut General shall not participate in loans on any Policy reinsured under this Agreement.

                                    ARTICLE 4

LIABILITY OF CONNECTICUT GENERAL

         Connecticut General's liability shall follow that of First Allmerica Financial in every case, and be subject in all respects to the general stipulations, terms, clauses, conditions, waivers and modifications of the Policy forms issued by First Allmerica Financial and identified on SCHEDULE A.

         Connecticut General's liability to First Allmerica Financial for the amount of reinsurance due and payable shall be based on the net amount at risk at the time of the Insured Individual's death.

         The reinsurance net amount at risk is defined to be the reinsurance face amount less an appropriate percentage of the policy's total account value (certificate value) at the end of the prior policy year. The appropriate percentage is sixty percent (60%) for Connecticut General and twenty (20%) for the other reinsurer.

                  The reinsurance net amount at risk for the first policy year equals the reinsurance face amount.

                  The reinsurance face amount equals sixty percent (60%) of the policy's face amount for Connecticut General and twenty percent (20%) for the other reinsurer.

                  If the policy has Option Two (2) for the death benefit the reinsurance face amount remains level for all policy years.

                  Changes in the account value between anniversaries will not impact the reinsurance net amount at risk for the policy year. The reinsurance net amount at risk will be calculated on each anniversary and remain constant during the policy year unless a specific reduction in coverage occurs. If such a reduction occurs, a premium refund will result and a new reinsurance net amount at risk will be calculated using the account value on the prior policy anniversary. Increases in coverage will be treated as new business starting from the effective date of the increase.

                  Should the Minimum Death Benefit apply when an insured dies, an appropriate adjustment will be made in the reinsurance death benefit.

                  As this is a first dollar quota share reinsurance agreement, there will be no minimum reinsurance issue amounts nor will there be a minimum reinsurance net amount at risk at renewal.

         Connecticut General shall have no liability under supplementary benefit riders for Disability Waiver of Premium, Accidental Death Benefits, Other Insured Rider, or Dependent coverages attached to policies reinsured under this Agreement.

         A Claim is deemed to be paid on the date when First Allmerica Financial's payment, check or draft is issued, or when amounts to satisfy the payment are made available by First Allmerica Financial to the payee.

         In the event that the amount of the Claim is increased or decreased due to misstatement of age or sex of Insured Individual discovered after such Claim, Connecticut General's liability for the increase or decrease shall be determined in accordance with its share of liability under the Policy set forth in Paragraphs 2 and 3 of ARTICLE 4.

         Connecticut General shall not be responsible for reinsurance on any Claim or excess payment which is the result of negligence or criminal act or omissions of an employee, agent, broker officer or director of First Allmerica Financial.

         This Agreement does not apply to and specifically excludes the salaries, administrative, office expenses and any other expenses incurred by First Allmerica Financial while issuing Policy forms identified on SCHEDULE A.

         This Agreement shall apply only to Policy forms identified on SCHEDULE A that cover Insured Individuals that are domiciled in the United States of America, the District of Columbia and the province of Canada in which First Allmerica Financial is properly licensed and authorized to do business unless the Policy form issued by First Allmerica Financial specifically provides coverage outside the aforesaid territorial limits, subject to written notice or approval by Connecticut General.

         In no event shall Connecticut General have any reinsurance liability unless the Policy form identified on SCHEDULE A, underwritten and issued by First Allmerica is in force and the issuance of such Policy form constitutes the doing of business in a state of the United States of American and/or province of Canada in which First Allmerica Financial is properly licensed and authorized to do business.

                                    ARTICLE 5

CLAIMS

         First Allmerica Financial is solely responsible for payment of Claims under the Policy forms identified on SCHEDULE A.

         Connecticut General reserves the right to require First Allmerica Financial to provide documentation relating to any Claim payment made by First Allmerica Financial prior to the payment of any reinsurance. If Connecticut General requires documentation, it shall make payment of any reinsurance which it determines to be due and payable to First Allmerica Financial within thirty (30) calendar days after receiving the required documentation and will pay one lump sum to First Allmerica Financial, regardless of the method of settlement under the original policy.

         First Allmerica Financial shall provide written notice to Connecticut General of any Claim which may impact the reinsurance coverage under this Agreement within thirty (30) calendar days of receipt of notification of claim. First Allmerica Financial shall also provide prompt notice to Connecticut General of all subsequent significant developments relating to such Claim. Inadvertent oversight or omission in the provision of such notice shall not relieve Connecticut General of liability provided First Allmerica Financial informs Connecticut General of such oversight or omission promptly upon its discovery.

         Connecticut General shall have the right to associate with First Allmerica Financial in the control of the Claim, including investigation, contest, denial or litigation of such Claim, and upon exercising such right, First Allmerica Financial and Connecticut General shall cooperate in every respect in regard to the response to such Claim. In addition, where Connecticut General bears the majority of the risk, Connecticut General may elect to assume full control of the Claim. If Connecticut General elects to assume full control of the Claim, First Allmerica Financial may pay its share of the applicable limits of the Policy at the time and be relieved of any further obligation in respect of the Claim. If First Allmerica Financial does not make this payment then it will be bound to pay its share of any payment under the Policy, together with its share of the expenses as described in Paragraph 5 of ARTICLE 5 and any interest charges that may be incurred in connection with the Claim.

         First Allmerica Financial shall notify Connecticut General of its intention to contest or deny a Claim which may involve the reinsurance coverage under this Agreement before any notice of contest or denial is provided to the claimant. Connecticut General shall then have thirty
         (30) calendar days within which to advise First Allmerica Financial whether it agrees that the claim should be contested or denied. If Connecticut General does not agree that the claim should be contested or denied, then it shall pay to First Allmerica Financial the full amount of the reinsurance on the risk reinsured, as set forth in
         ARTICLE 4, and Connecticut General shall have no further obligation in respect to such claim. If Connecticut General agrees that the claim should be contested or denied, then Connecticut General shall pay its share of the following in accordance with its share of liability under the Policy set forth in Paragraphs 2 and 3 of ARTICLE 4:

              Expenses incurred by First Allmerica Financial in investigating, contesting, litigating or otherwise resisting the Claim, excluding salaries and expenses of employees, officers and agents of First Allmerica Financial and ordinary overhead expenses of First Allmerica Financial, and costs of third party administrators acting on behalf of First Allmerica Financial; and

              Interest which is paid by First Allmerica Financial in respect of the Claim.

         If the denial of a Claim results in an award verdict or judgment against First Allmerica Financial, where Connecticut General has agreed with the claim denial, and First Allmerica Financial intends to appeal the verdict or judgment, written notice of the intention to appeal shall be provided to Connecticut General. Connecticut General shall be entitled at that time to pay its share of judgement, together with any expenses and interest as set forth above, and to have no further obligation in connection with such Claim. If Connecticut General does not pay its share of the judgment and any expenses and interest due at that time, Connecticut General shall pay its share of the expenses associated with the appeal of the judgment or verdict, together with its share of any additional interest charges that may accrue during the appeal.

                                    ARTICLE 6

REINSURANCE PREMIUMS AND PREMIUM ACCOUNTING

         Prior to the last day of each month First Allmerica Financial shall submit to Connecticut General a statement for the reinsurance premiums due Connecticut General. Such premiums shall be based on the rate schedule set forth on SCHEDULE C and shall include the following:

              a. Premiums due on Policies issued since the last billing statement.

              b. Premiums due on renewing Policies with renewal dates from the prior month.

              c.  Premium adjustments as further described in this ARTICLE.

         First Allmerica Financial shall remit amounts due Connecticut General with the monthly statement.

         First Allmerica Financial agrees to provide information to Connecticut General concerning each Insured Individual that was issued a Policy subject to this Agreement and under which Connecticut General has agreed to accept reinsurance. Such information shall be provided not later than ninety (90) calendar days following the date on which the policy is issued by First Allmerica Financial and may be on any form acceptable to Connecticut General; provided, however that the following information shall be provided on each Insured Individual.

              Policy Number
              Insured Name (Last, First and Middle Initial)
              Date of Birth
              Policy Date
              Amount of Reinsurance
              Amount of the Current Policy
              Retention Amount
              Plan Code or Plan of Insurance
              Submission Basis (Automatic or Facultative)
              Termination Date
              Sex
              Net Amount at Risk
              Mortality Assessment
              Flat Extra Rating
              Smoker Code (Smoker or Non-Smoker)
              Original Policy Date

         If a discrepancy exists between records maintained by First Allmerica Financial and Connecticut General, it shall be resolved within ninety
         (90) calendar days following written notice delivered by the party discovering such discrepancy to the other party. If the discrepancy is not resolved, Connecticut General shall not be liable for any increased liability attributable to the discrepancy.

         First Allmerica Financial shall notify Connecticut General in writing within ninety (90) calendar days of any adjustment from a change in a Policy form including termination, reduction or increase in benefits. Any adjustment shall be made during the next accounting statement.

         Connecticut General shall refund to First Allmerica Financial the unearned portion of the reinsurance premiums, with the exception of the annual fee, which will not be subject to a pro rata refund, for the period from the date of death, or change or termination of the policy to the paid premium date.

         First Allmerica Financial shall pay insurance premiums on any reinstated Policy on the same basis that it collected premiums from the Insured Individual.

         Whenever reinsurance hereunder is reinstated, First Allmerica Financial will pay Connecticut General the proportionate part of the reinsurance premium, based on the premiums payable for the year of reinstatement, for the period from the date of reinstatement to the policy anniversary date next following. Thereafter, reinsurance premiums will be payable in accordance with this Article.

         The monthly payment of reinsurance premiums by First Allmerica Financial shall be a condition precedent to any liability by Connecticut General under the terms and conditions of the Agreement. If the monthly reinsurance premium payment is not paid by First Allmerica Financial pursuant to this ARTICLE, Connecticut General shall have the right to terminate reinsurance under this Agreement. If Connecticut General elects to exercise its right of termination, Connecticut General shall provide written notice to First Allmerica Financial not less than thirty (30) calendar days prior to termination. If all monthly reinsurance premiums in arrears, including any which may fall due within the thirty (30) calendar day period, are not received by Connecticut General prior to the expiration date of such period, Connecticut General shall be relieved of all liability incurred after the termination date. The reinsurance so terminated may be reinstated by Connecticut General at any time within sixty (60) calendar days following such termination if First Allmerica Financial makes payment of all reinsurance premiums due and payable up to the date of reinstatement, it shall have no liability incurred between the date of termination and the reinstatement date.

         Connecticut General's right to terminate reinsurance pursuant to this ARTICLE shall be without prejudice to its right to collect monthly premiums for the period that reinsurance was in force prior to the expiration of the thirty (30) calendar day notice. Pursuant to ARTICLE 10 of this Agreement, Connecticut General may set off against amounts due First Allmerica Financial the amount of monthly reinsurance premiums in arrears, up to and including the termination date.

         First Allmerica Financial shall not force termination under the provisions of Paragraph 9 above to transfer the reinsured block of business to another reinsurer.

         Premiums for reinsurance under this Agreement shall be computed based on the rates contained on SCHEDULE C. The renewal rates which are guaranteed for the life reinsurance are the greater of (a) the rates contained in SCHEDULE C and (b) the premium calculated on the 1980 CSO Table with the maximum valuation interest rate permitted for the underlying contract under the National Association of Insurance Commissioners' Standard Valuation Law.

                                    ARTICLE 7

DAC TAX REGULATION

         Connecticut General and First Allmerica Financial hereby make an election pursuant to Treasury Regulation Section 1.848-2(g)(8). This election shall be effective for the taxable year ending December 31, 1996 and for all subsequent taxable years for which the Agreement remains in effect, and it is applicable only with respect to risks reinsured under this Agreement that are assumed under a "specified insurance contract" as defined in Treasury Regulation Section 1.848-1(b).

         The terms used in this ARTICLE are defined by reference to Regulation
         Section 1.848-2 promulgated on December 28, 1992.

         The Party with net positive consideration for the Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended.

         The parties agree to exchange information pertaining to the amount of net consideration under the Agreement each year to ensure consistency. To achieve this First Allmerica Financial shall provide Connecticut General with a schedule of its calculation of the net considerations for all reinsurance agreements in force between them for a taxable year by no later than May 1 of the succeeding year. Connecticut General shall advise First Allmerica Financial if it disagrees with the amounts provided by First Allmerica Financial no later than May 31, otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year. If Connecticut General contests First Allmerica Financial's calculation of the net consideration, the Parties agree to act in good faith to resolve any differences within thirty (30) days of the date Connecticut General submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such year.

         The Parties shall attach to their respective federal income tax returns a schedule specifying that the joint election herein has been made for this Agreement.

         Connecticut General represents and warrants that it is subject to United States taxation under either Subchapter 1 or Subpart F or Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 8

RETENTION AND RECAPTURE

         First Allmerica Financial shall have the right to increase or decrease the Retention Unit under this Agreement by providing thirty (30) days written notice to Connecticut General. Such increase or decrease shall be applicable only to new Policies issued on or after the effective date of such increase or decrease.

         First Allmerica Financial shall have no right to recapture existing reinsurance in the event of its increase in Retention Limit.

         Whenever a policy reinsured under this Agreement is reduced or terminated, the reinsurance will be reduced proportionately as of the date of such reduction or termination. If reinsurance has been affected in more than one company, the reduction in the reinsurance provided by Connecticut General will be that proportion of the total amount of the reduction which the reinsurance provided by Connecticut General is of the total amount reinsured. Reinsurance will be terminated on a last in, first out basis and facultative amounts should be reduced first.

         Reinsurance under this Agreement will not be affected by reductions or terminations in other insurance or reinsurance.

                                    ARTICLE 9

EXTRA CONTRACTUAL OBLIGATIONS AND PAYMENTS IN EXCESS OF POLICY LIMITS

         In no event will Connecticut General have liability for any payment by First Allmerica Financial in excess of the limits of the Policy, or any damages, fees or expenses, or portion thereof, which have been assessed against First Allmerica Financial by any court on the basis of negligence, oppression, malice, fraud, fault, wrongdoing, or bad faith by First Allmerica Financial in connection with any Claim, nor any act or omission not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless Connecticut General shall have received notice of and concurred with the actions taken or not taken by First Allmerica Financial which led to the payment or assessments, in which case Connecticut General shall pay its share of such payment or assessment. Said notice and concurrence will be deemed to exist where, pursuant to
         Article 5, First Allmerica Financial notified Connecticut General of its intention to contest or deny the claim and Connecticut General agreed with First Allmerica Financial that the claim should be contested or denied. Connecticut General's "share" of any expenses, damages and fees, as described in this ARTICLE, will be the proportional amount of these items determined by the ratio of reinsurance held by Connecticut General to the total limit of liability of the Policy.

                                   ARTICLE 10

OFFSET

         First Allmerica Financial and Connecticut General shall have, and may exercise at any time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Agreement.

                                   ARTICLE 11

ACCESS TO RECORDS

         Connecticut General, or its duly authorized representative, shall have reasonable access to all books and records of First Allmerica Financial relating to the terms and conditions of this Agreement and the business that is the subject matter of this Agreement.

                                   ARTICLE 12

DELAYS, ERRORS OR OMISSIONS

         No accidental delays, errors or omissions on the part of First Allmerica Financial shall relieve Connecticut General of liability provided such delays, errors or omissions are rectified as soon as possible after discovery. However, Connecticut General shall not be liable with respect to any reinsurance which may have been inadvertently included in the premium computation but which ought not to have been included by reason of the terms and conditions of this Agreement. Such inadvertent premium payments shall be returned.

                                   ARTICLE 13

CURRENCY

         All retentions and limits hereunder are expressed in United States dollars and all premium and loss payments shall be made in United States currency. For the purposes of this Agreement, amounts paid or received by Connecticut General in any other currency shall be converted into United States dollars at the rates of exchange on the date such transactions are entered on the books of Connecticut General.

                                   ARTICLE 14

INSOLVENCY

         In the event of insolvency of First Allmerica Financial, the reinsurance under this Agreement shall be payable directly by Connecticut General to First Allmerica Financial or to its liquidator, receiver, conservator or statutory successor on the basis of Connecticut General's liability to First Allmerica Financial without diminution because of the insolvency of First Allmerica Financial or because the liquidator, receiver, conservator or statutory successor of First Allmerica Financial has failed to pay all or a portion of any Claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of First Allmerica Financial shall give written notice to Connecticut General of the pendency of a Claim against First Allmerica Financial within a reasonable time after such Claim is filed in the receivership, conservation, insolvency or liquidation proceeding and that during the pendency of such Claim, Connecticut General may investigate such Claim and interpose, at its own expense, in the proceeding where such Claim is to be adjudicated, and defense or defenses that it may deem available to First Allmerica Financial or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by Connecticut General shall be chargeable, subject to the approval of the Court, against First Allmerica Financial.

         Where two or more reinsurers are involved in the same Claim and a majority in interest elect to impose defense to such Claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by First Allmerica Financial.

                                   ARTICLE 15

ARBITRATION

         Should a disagreement arise between the two companies regarding the rights or liabilities of either company under any transaction under this agreement, the issue will be referred to arbitrators, one to be chosen by each company from among officers of other life insurance companies, who are familiar with reinsurance transactions, and a third to be chosen by the said two arbitrators before entering into arbitration. An arbitrator may not be a present or former officer, attorney, or consultant of First Allmerica Financial or Connecticut General or either's affiliates. If the arbitrators appointed by the two parties cannot agree on a third person, then either party may apply to the court, pursuant to Section 52-411 of the General Statutes of the State of Connecticut, for appointment of a third arbitrator. The arbitrators will regard this document as an honorable agreement and not merely as a legal obligation as they will consider practical business and equity principles. The arbitrators' decision will be final and binding upon both companies.

         The place of meeting of the arbitrators will be decided by a majority vote of the members thereof. All expenses and fees of the arbitrators will be borne equally by First Allmerica Financial and Connecticut General (unless the arbitrators decide otherwise).

                                   ARTICLE 16

EFFECTIVE DATE; TERM AND TERMINATION

         The Effective Date of this Agreement is March 1, 1996 and shall be unlimited in duration except as noted below and in ARTICLE 6 above.

         This Agreement may be terminated for new business by either party with ninety (90) calendar days written notice to the other party.

         Connecticut General shall have the option of terminating this Agreement for new business at any time, upon delivery of written notice to First Allmerica Financial at least thirty (30) calendar days prior to such termination, upon the happening of any of the following events:

         A. First Allmerica Financial's rating by A.M. Best is reduced from the rating which existed at the time this Agreement became effective to a Best's Rating of B or less;

         B. First Allmerica Financial is placed upon a "watch list" by its domiciliary state's insurance regulators;

         C. The regulatory authorities of any state in which First Allmerica Financial is authorized to do business revokes First Allmerica Financial's right to continue conducting business in that state for financial reasons;

         D. An order appointing a receiver, conservator or trustee for management of First Allmerica Financial is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of First Allmerica Financial;

         E. First Allmerica Financial is merged, purchased or in any manner has new ownership.

         Following termination of this Agreement, the obligations and liabilities of both First Allmerica Financial and Connecticut General under this Agreement shall remain in full force and effect for each Policy issued by First Allmerica Financial prior to the termination date until the termination or cancellation of such Policy, whichever occurs first.

         The parties may mutually agree to terminate this Agreement for new business at any time and cancel the reinsurance hereunder to be effective on a mutually agreed upon date for a mutually agreed upon recapture charge.

                                   ARTICLE 17

NOTICES

         All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile, or dispatched by certified or registered mail, return receipt requested, postage prepaid, or by such other means that provide documentation of the date of delivery, addressed to the parties identified below or to such other persons as identified from time to time by notice by either party:

                  MR. ROBERT P. MILLS, JR. FSA
                  ASSISTANT VICE PRESIDENT AND ACTUARY
                  FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY 440 LINCOLN STREET
                  WORCESTER, MA 01653

                  Phone No. (508) 855-2251  Fax No. (508) 853-6332

                  KAREN BETANCOURT, ASSISTANT DIRECTOR
                  CONNECTICUT GENERAL  LIFE INSURANCE COMPANY
                  CIGNA REINSURANCE, R-26
                  900 COTTAGE GROVE ROAD
                  BLOOMFIELD, CT 06152-4026

                  Phone No. (860) 726-7507  Fax No. (860) 726-4041

         Notice shall be deemed given on the date of delivery as documented by a record of delivery in accordance with the modes of delivery set forth above.

                                   ARTICLE 18

INTEGRATION

         This Agreement constitutes the entire contract between the parties. Any amendment or modification hereto shall be in writing, endorsed upon or attached hereto and signed by both First Allmerica Financial and Connecticut General.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate to be effective as of the date specified in ARTICLE 16.

                        FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                        By   /s/ Robert P. Mills, Jr.
                           ----------------------------------------------

                        Date:   December 16, 1996
                             --------------------------------------------

                        CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                        By   /s/
                           ----------------------------------------------


                        Date:   November 27, 1996
                             --------------------------------------------

                                   SCHEDULE A

                   Connecticut General Life Insurance Company

            Policy forms subject to Reinsurance under this Agreement

POLICY NAME                                   POLICY FORM NUMBER
Group Flexible Premium Variable Life          1029P-94  (Employer)
                                              1029C-94 (Employee)

Individual Flexible Premium Variable Life        1023-93

Note: Same policy form numbers apply for both First Allmerica Financial Life Insurance Company and Allmerica Financial Life Insurance and Annuity Company.

RIDER NAME                                   RIDER FORM NUMBER

None

-----------------------------------------------------------------------------
                                   SCHEDULE B

                                JUMBO RISK LIMITS

          INSURANCE AGE                                  TOTAL LINE
            0 - 80                                      $10,000,000

                 FIRST ALLMERICA FINANCIAL RETENTION SCHEDULE

                             LIFE INSURANCE

                             STANDARD RISKS
                             SPECIAL CLASSES                   SPECIAL CLASSES
                             A THROUGH H AND                    J, L & P, AND
   ISSUE                      FLAT EXTRAS OF                   FLAT EXTRAS OF
   AGES                       $20.00 OR LESS                   $20.01 AND OVER
   ----                       --------------                   ---------------
    - 0 -                       $  500,000                        $  250,000
   1 - 60                        2,000,000                         1,000,000
  61 - 70                        1,000,000                           500,000
  71 - 80                          500,000                           250,000

Notes:   (1)  The above maximum limits are also the maximums on any one life for all plans and riders combined.

         (2)  There is no minimum size reinsurance case.

         (3) Any Other Insured Rider or Children's Insurance Rider attached to any of the policy forms on Schedule A will not be reinsured under this reinsurance agreement.

         (4) Disability Waiver of Premium and Accidental Death Benefits are Fully Retained by First Allmerica Financial.

Any situation involving Aviation will use a $500,000 retention

-------------------------------------------------------------------------------
                                              SCHEDULE B (continued)

            MAXIMUM LIMITS OF RETENTION OF FIRST ALLMERICA FINANCIAL

A. Twenty percent (20%) of Policy Forms shown on SCHEDULE A for Guaranteed Issue Only. For Retention purposes, this business is treated separately.

B. Twenty percent (20%) of Policy Forms shown on SCHEDULE A for any life fully underwritten above the Guaranteed Issue Limit that does not involve facultative underwriting. For Retention purposes, this business is treated separately. Cases of 10 - 24 lives will be considered to have a Guaranteed Issue limit of zero (0).

C. For Policy Forms shown on Schedule A, any life involving facultative underwriting for amounts above the Guaranteed Issue Limit will be retained for twenty percent (20%) of the total facultative amount, but not to exceed, on a per life basis, First Allmerica Financial's normal retention schedule, which is shown above. Cases of 10 - 24 lives will be considered to have a Guaranteed Issue limit of zero (0).

              MAXIMUM LIMITS OF REINSURANCE IN CONNECTICUT GENERAL

1. Connecticut General will assume sixty percent (60%) of the lives covered in A. and B. above and seventy-five percent (75%) of any facultative amount ceded by First Allmerica Financial from C. above. This program involves a second reinsurer and, therefore, the percentage assumed by Connecticut General on the lives covered in C. above may be greater than seventy-five percent (75%) in cases where the second reinsurer has reached their full retention.

2. Each group will have the Guaranteed Issue Limit determined at the time the employer involved accepts First Allmerica Financial's proposal. The following are the general guidelines:

         a.  Where the coverage is being replaced:

                           NUMBER OF                       GUARANTEED ISSUE
                         PARTICIPANTS                    IF ACTIVELY AT WORK
                         ------------                    -------------------
                           25 - 49                             $  500,000
                           50 - 99                              1,000,000
                          100 - 149                             1,500,000
                          150+                                  2,000,000

                  (1) Maximum issue of five (5) times salary
                  (2) Formula  determined amount subject to a $50,000 minimum

-----------------------------------------------------------------------------

         b.       Where the coverage is not being replaced:

                           NUMBER OF                       GUARANTEED ISSUE
                         PARTICIPANTS                    IF ACTIVELY AT WORK
                         ------------                    -------------------

                           25 - 49                             $  300,000
                           50 - 99                                500,000
                          100 - 149                             1,000,000
                          150 - 249                             1,500,000
                          250+                                  2,000,000

                  (1) Maximum issue of five (5) times salary (2) Formula determined amount subject to a $50,000 minimum

         c.       Where the coverage is optional (supplemental) to the employee:

                                                         GUARANTEED ISSUE
                            ELIGIBLE                    IF ACTIVELY AT WORK
                             LIVES                  AND DREAD DISEASE QUESTIONS
                             -----                  ---------------------------
                              25 - 99                         $  150,000
                            100 - 249                            250,000
                            250 - 499                            500,000
                            500+                               1,000,000

                  (1) Maximum issue of five (5) times salary
                  (2) Formula determined amount subject to a $50,000 minimum
                  (3) Dread Disease questions are as follows:

                      (a) Has the proposed insured ever had any of the following conditions?

                                    Heart Disease
                                    Kidney Disorder
                                    Cancer
                                    Diabetes

                      (b) In the past ten (10) years, has a member of the medical profession diagnosed or treated the proposed insured for immune system disorder, including acquired immune deficiency syndrome (AIDS) or AIDS-related complex (ARC)?

3.       Additional general guidelines are as follows:

         a. The Guaranteed Issue Limits noted above may be slightly increased, if necessary for a few selected individuals. Connecticut General will be notified of this during First Allmerica Financial's proposal stage.

         b. In determining the number of eligible lives for option plans, any member of the group earning $30,000 or more will be used. For example, in a group of three hundred (300) lives of which two hundred (200) earn less than $30,000 and one hundred (100) earn $30,000 or more, First Allmerica Financial would look to the 100-249 category for the maximum Guaranteed Issue amount, not to exceed five (5) times salary.

         c. When a tiered case is proposed, First Allmerica will look to the entire group to determine maximum guaranteed issue amounts. For example, an employer wants to provide fifty (50) senior partners with $1,000,000 of coverage and seventy-five (75) junior partners with $500,000 of coverage. First Allmerica Financial will look at the 125-participant category in determining the maximum guaranteed issue amount.

         d. If a multiple of salary plan is being replaced on an at work basis, First Allmerica Financial will offer additional multiples of salary (not to exceed the lesser of the dollar cap for the given category or five (5) times salary) on a dread disease basis. For example, if a three (3) times salary plan is being replaced and there is no supplemental coverage currently in place, First Allmerica Financial will offer another two (2) times salary on a dread disease basis.

         e. Coverage will be replaced on an at work basis in carve-out situations (2a above) if the employee is age 70 or under. In situations when there are a few employees over age 70, First Allmerica Financial has the right to offer coverage on an at work basis if the coverage is $1,500,000 or less. Connecticut General will be notified of this during First Allmerica Financial's proposal stage.

         f. A nonqualified 401(k)-type plan that is offered to all eligible employees who want to defer a portion of their income will make up a distinct group. This group will be categorized as full participation where coverage is not being replaced.

         g. For nonqualified plans, other than group term carve-outs, such as SERP's, nonqualified 401(k) type plans, or Split Dollar Plans, the five (5) times salary cap should not necessarily apply. For example, when the product is used to fund lost benefits, etc., there are factors that determine the death benefit other than a multiple of salary. For example, an employer wants the minimum death benefit to fund for a cash value equal to X at age 60. The minimum death benefit may be more than five (5) times the insured's salary. The five (5) times salary cap should apply only to group term carve-out and optional plans.

         h. Increases up to ten percent (10%) per year on a cumulative basis are available on an actively at work basis. Annual increases of greater than ten percent (10%) and less than twenty percent (20%) will be considered based upon actively at work and dread disease. Any annual increase of twenty percent (20%) or more in one (1) year will require full evidence of insurability. (Maximum cap not to exceed $500,000 of applicable category.)

         i. Only fully underwritten amounts over $1,000,000 need to be submitted facultatively.

         j. Cases of ten (10) to twenty-four (24) lives will be fully underwritten and are considered to have a Guaranteed Issue limit of zero (0).

                                   SCHEDULE C

                       Yearly Renewable Term Rate Program
   Special First Allmerica Financial Rate Program, Non-Experience Rated Basis

Life Reinsurance: Premium rates are shown on pages 2, 3 and 4 of this schedule. The total life reinsurance premium on standard cessions and on those substandard cessions with a percentage rating consists of seventy-five percent (75%) of the appropriate rate per $1,000 applied to the amount at risk up to attained age 54 and eighty percent (80%) for attained ages 55 and over. Substandard premiums are direct multiples of the standard life premium. On substandard cessions involving flat extra premiums payable for more than five years, the reinsurance flat extra premium is 20% of the reinsured portion of the gross flat extra premium charged on the original policy in the first year and 75% in renewal years. When the flat extra premium is payable for five years or less, the reinsurance flat extra premium is 75% in all years. Reinsurance premiums on substandard risks will revert to the standard risk basis on the policy anniversary on which the insured attains age 65 or on the 20th policy anniversary, whichever is later.

Premium Tax Reimbursement: Connecticut General shall reimburse First Allmerica Financial for Connecticut General's share of premium taxes paid by First Allmerica Financial to those states and provinces which do not allow reinsurance premiums paid by First Allmerica Financial to Connecticut General to be deducted from First Allmerica Financial's taxable premiums. By mutual consent of the two companies, such tax reimbursements may be taken as a uniform percentage of paid reinsurance premiums.

                                   SCHEDULE C

                       Annual Mortality Charges per $1,000

                                 Omitted 4 Pages

                                 AMENDMENT NO. 1

   to the Yearly Renewable Term Reinsurance Agreement Effective March 1, 1996

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

It is agreed by the two companies that reinsurance on the case known as "Toys R Us" will be reinsured under this Agreement and will be subject to the provisions hereof with the following exceptions and modifications:

1. Although the case is only eligible for $1,000,000 of Guaranteed Issue, $2,000,000 of Guaranteed Issue will be issued.

2. First Allmerica Financial will retain twenty percent (20%) of the first $1,000,000 of Guaranteed Issue, Connecticut General will reinsure sixty percent (60%) and the remaining twenty percent (20%) will be reinsured elsewhere.

3. Connecticut General will not reinsure any excess between $1,000,000 and $2,000,000 of Guaranteed Issue.

4. Any amounts above the $2,000,000 Guaranteed Issue will be fully underwritten by First Allmerica Financial and those amounts which qualify for Automatic Reinsurance will be reinsured in accordance with the Maximum Limits of Reinsurance for Connecticut General as defined on Schedule B of this Agreement.

5. Any amounts above the $2,000,000 Guaranteed Issue which does not qualify for Automatic Reinsurance will be facultatively underwritten by Connecticut General and, once approved by Connecticut General, twenty percent (20%) will be retained by First Allmerica Financial, sixty percent (60%) will be reinsured in Connecticut General and the remaining twenty percent (20%) will be reinsured elsewhere. The maximum that can be reinsured elsewhere, including Guaranteed Issue, is $2,500,000. Where this maximum is reached elsewhere, Connecticut General will also reinsure the excess over this maximum. Such Facultative Reinsurance amounts will be limited by First Allmerica Financial retaining up to its normal retention limit as shown in Schedule B of this Agreement. Examples of facultative cases are as follows:

     A. No prior insurance with First Allmerica Financial. The application is for $4,000,000 and let's assume the Guaranteed Issue amount is $1,000,000. The amount submitted facultatively is $3,000,000. The amount submitted facultatively will be split twenty percent/sixty percent/twenty percent (20%/60%/20%) which means $600,000 retained by First Allmerica Financial and ceded to the other insurer and $1,800,000 to Connecticut General.

     B. $1,500,000 of prior insurance with First Allmerica Financial. Under the same scenario as A. above, First Allmerica Financial would only retain $300,000 of the $3,000,000 as the $1,500,000 plus First Allmerica Financial's $200,000 share of the twenty percent (20%) of the Guaranteed Issue amount of $1,000,000 only leaves $300,000 to reach its $2,000,000 normal retention. This means Connecticut General will take seventy-five percent (75%) of the $2,700,000 of the $3,000,000 amount above the Guaranteed Issue amount and the other reinsurer will take twenty-five percent (25%) of the $2,700,000.

     C. No prior insurance with First Allmerica Financial. The application is for $16,000,000 and let's assume the Guaranteed Issue amount is $1,000,000. The amount submitted facultatively is $14,000,000. The amount submitted facultatively is split as follows:

         (1) $1,600,000 as First Allmerica is retaining $200,000 of the first $1,000,000 and $200,000 of the second $1,000,000 as the other reinsurer is taking $800,000 of the second $1,000,000 in addition to $200,000 of the first $1,000,000.

         (2) $1,500,000 to the other reinsurer to reach its maximum of $2,500,000.

         (3) $10,900,000 to Connecticut General.

This amendment will be effective for policies issued with policy dates of April 1, 1996 or later.

In witness whereof, this amendment is signed in duplicate on the dates indicated at the home office of each company.

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                By    /s/ Robert P. Mills, Jr.
                   ----------------------------------------------------

                Date   December 16, 1996
                     --------------------------------------------------

                CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                By   /s/ Karen A. Betancourt
                  -----------------------------------------------------

                Date   November 26, 1996
                     --------------------------------------------------

                                 AMENDMENT NO. 2

   To The Yearly Renewable Term Reinsurance Agreement, Effective March 1, 1996

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

 It is agreed by the two companies to amend the Agreement retroactive to May 1, 1996, as follows:

1. The following paragraphs of ARTICLE 4 will be substituted for the corresponding paragraphs:

                                    ARTICLE 4

         LIABILITY OF CONNECTICUT GENERAL

         Connecticut General's liability shall follow that of First Allmerica Financial in every case, and be subject in all respects to the general stipulations, terms, clauses, conditions, waivers and modifications of the Policy forms issued by First Allmerica Financial and identified on SCHEDULE A.

         Connecticut General's liability to First Allmerica Financial for the amount of reinsurance due and payable shall be based on the net amount at risk at the time of the Insured Individual's death.

         The reinsurance net amount at risk is defined to be the reinsurance face amount less an appropriate percentage of the policy's total account value (certificate value) at the end of the prior policy year. The appropriate percentage is sixty percent (60%) for Connecticut General. The other reinsurer shall reinsure twenty (20%) percent but not more than two million ($2,000,000) dollars on any one life.

2. It is further agreed to substitute the following paragraph with the corresponding paragraph in SCHEDULE B under MAXIMUM LIMITS OF REINSURANCE IN CONNECTICUT GENERAL .

         1. Connecticut General will assume sixty percent (60%) of the lives covered in A and B. above and seventy-five percent (75%) of any facultative amount ceded by First Allmerica Financial from C. above. This program involves a second reinsurer and, therefore, the percentage assumed by Connecticut General on the lives covered in C. above may be greater than seventy-five percent (75%) in cases where the second reinsurer has reached their full retention of two million ($2,000,000) dollars on any one life.

All other terms and conditions of the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed in duplicate on the dates indicated at the home office of each company.

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                By   /s/ Robert P. Mills, Jr.
                   -----------------------------------------------------

                Date    May 27,  1997
                     ---------------------------------------------------

                CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                By   /s/
                   -----------------------------------------------------

                Date   May 20, 1997
                     ---------------------------------------------------

                                 AMENDMENT NO. 3

   To The Yearly Renewable Term Reinsurance Agreement, Effective March 1, 1996

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

It is agreed by the two companies to amend SCHEDULE B of the Agreement effective May 1, 1997, as follows:

1. Under MAXIMUM LIMITS OF RETENTION OF FIRST ALLMERICA FINANCIAL, the following paragraphs will be substituted for the corresponding paragraphs:

         B. Twenty percent (20%) of Policy Forms shown on SCHEDULE A for any life fully underwritten above the Guaranteed Issue Limit that does not involve facultative underwriting. For Retention purposes, this business is treated separately. Cases of 5 - 24 lives will be considered to have a Guaranteed Issue Limit of zero (0).

         C. For Policy Forms shown on Schedule A, any life involving facultative underwriting for amounts above the Guaranteed Issue Limit will be retained for twenty percent (20%) of the total facultative amount, but not to exceed, on a per life basis, First Allmerica Financial's normal retention schedule, which is shown above. Cases of 5 - 24 lives will be considered to have a Guaranteed Issue limit of zero (0).

2. Under MAXIMUM LIMITS OF REINSURANCE IN CONNECTICUT GENERAL, the following paragraphs will be substituted for the corresponding paragraphs:

         3.       j.  Cases of five (5) to twenty-four (24) lives will be fully underwritten and are considered to have a Guaranteed Issue limit of zero (0).

All other terms and conditions of the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed in duplicate on the dates indicated at the home office of each company.

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                By    /s/ Robert P. Mills, Jr.
                  ------------------------------------------------------

                Date    5/27/97
                    ----------------------------------------------------

                CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                By   /s/
                  ------------------------------------------------------

                Date   5/20/97
                    ----------------------------------------------------

                                 AMENDMENT NO. 4

   To The Yearly Renewable Term Reinsurance Agreement, Effective March 1, 1996

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

It is agreed by the two companies to amend the Agreement effective December 30, 1996, as follows:

1. That reinsurance of the case known as Alabama Power, also known as Southern Company, hereinafter referred to as "Employer" will be reinsured under this Agreement and will be subject to the provisions hereof with the following exceptions and modifications:

         A. First Allmerica Financial will retain twenty percent (20%) of the first $1,000,000 of Guaranteed Issue, Connecticut General will reinsure sixty percent (60%), and the remaining twenty percent (20%) will be reinsured elsewhere.

         B. Special pricing using blended rates shown in SCHEDULE C, attached hereto and made a part of this Agreement, shall be applicable to this Employer.

All other terms and conditions of the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed in duplicate on the dates indicated at the home office of each company.

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                By   /s/ Robert P. Mills, Jr.
                  ------------------------------------------------------

                Date   May 27,  1997
                    ----------------------------------------------------

                CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                By   /s/
                  ------------------------------------------------------

                Date   May 20, 1997
                    ----------------------------------------------------